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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 9)*

                    CHESAPEAKE BIOLOGICAL LABORATORIES, INC.
       --------------------------------------------------------------
                                (Name of Issuer)

                             CLASS A COMMON STOCK
       --------------------------------------------------------------
                        (Title of Class of Securities)

                                    165146
                         -----------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 5 pages

--------------------                                   -------------------------
  CUSIP No. 165146                                      Page  2  of   5  Pages
           --------                                          ---     ---
--------------------                                   -------------------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         William P. Tew, Ph.D.
         SS # ###-##-####
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                         408,038 (as of December 31, 1996)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY               N/A
    EACH       -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH                 408,038 (as of December 31, 1996)
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                        N/A
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         408,038 (as of December 31, 1996)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         9.92% (as of December 31, 1996)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 5 pages

Item 1 (a)   Name of Issuer
----------   --------------

             Chesapeake Biological Laboratories, Inc.

Item 1 (b)   Address of Issuer's Principal Executive Offices
----------   -----------------------------------------------

             11412 Cronridge Drive
             Owings Mills, Maryland 21117

Item 2 (a)   Name of Person Filing
----------   ---------------------

             William P. Tew, Ph.D.

Item 2 (b)   Address of Principal Business Office or if none, Residence
----------   ----------------------------------------------------------

             c/o Chesapeake Biological Laboratories, Inc.
             11412 Cronridge Drive
             Owings Mills, Maryland 21117

Item 2 (c)   Citizenship
----------   -----------

             United States

Item 2 (d)   Title of Class of Securities
----------   ----------------------------

             Class A Common Stock, $.01 par value

Item 2 (e)   CUSIP Number
----------   ------------

             165146

Item 3       If this statement is filed pursuant to Rule 13d-1(b), or
------       ---------------------------------------------------------
             13d-2(b), check whether the person filing is a:
             -----------------------------------------------

             Not Applicable

Item 4       Ownership
------       ---------

             (a) Amount Beneficially Owned as of December 31, 1996:

                 408,038

             (b) Percent of Class as of December 31, 1996:

                 9.92%




                                Page 3 of 5 Pages

             (c) Number of shares as to which such person has

                 (i) sole power to vote or to direct the vote as of December 31, 1996:

                      408,038

                (ii)  shared power to vote or to direct the
                      vote:

                      Not applicable

               (iii)  sole power to dispose of or to direct
                      the disposition of as of December 31,
                      1996

                      408,038

                (iv)  shared power to dispose of or to direct
                      the disposition of:

                      Not applicable

Item 5    Ownership of Five Percent or less of a Class
------    --------------------------------------------

          Not applicable

Item 6    Ownership of more than Five Percent on Behalf of
------    -------------------------------------------------
          Another Person
          --------------

          Not applicable

Item 7    Identification and Classification of the
------    ----------------------------------------
          Subsidiary which Acquired the Security Being
          --------------------------------------------

          Reported on by the Party Holding Company
          ----------------------------------------

          Not applicable

Item 8    Identification and Classification of Members of
------    -----------------------------------------------

          the Group
          ---------

          Not applicable

Item 9    Notice of Dissolution of Group
------    ------------------------------

          Not applicable

Item 10   Certification
-------   -------------

          Not applicable.


                           Pages 4 of 5 Pages

                          SIGNATURE
                          ---------


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1997                   ----------------------------
-----------------                   William P. Tew, Ph.D
Date



                           Pages 5 of 5 Pages